As filed with the Securities and Exchange Commission on December 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Belo Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Other Jurisdiction of Incorporation or Organization)	75-0135890 (I.R.S. Employer Identification Number)

P. O. Box 655237 Dallas, Texas (Address of Principal Executive Offices)	75265 (Zip Code)

Belo 2004 Executive Compensation Plan
(Full Title of the Plan)

RUSSELL F. COLEMAN
Vice President/General Counsel
Belo Corp.
P. O. Box 655237
Dallas, Texas 75265
(Name and Address of Agent for Service)

(214) 977-6606
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

VAN M. JOLAS
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(2)
Series A Common Stock,	An aggregate of
$1.67 par value(1)(3)	20,000,000 shares	$25.355	$507,100,000	$64,249.57
Series B Common Stock, $1.67 par value(1)(3)

(1)	Shares of Series A Common Stock and Series B Common Stock are identical except that Series B shares are entitled to ten votes per share on all matters submitted to shareholders while Series A shares are entitled to one vote per share. Transferability of the Series B shares is limited to family members and affiliated entities of the holder. Series B shares are convertible at any time on a one-for-one basis into Series A shares, and upon a transfer other than as described above, Series B shares automatically convert into Series A shares. The amount registered includes up to 10,000,000 shares of Series A Common Stock reserved for issuance solely upon conversion of the Series B shares registered hereby.

(2)	Estimated solely for the purpose of calculating the registration fee. This fee was calculated pursuant to Rule 457(h) and (i) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the Series A Common Stock on the New York Stock Exchange on November 30, 2004.

(3)	This Registration Statement also covers an equal number of preferred share purchase rights issuable pursuant to the terms of an Amended and Restated Rights Agreement dated as of February 28, 1996, between the Registrant and The First National Bank of Boston, as Rights Agent, as amended, which rights will be transferable only with related shares of Series A Common Stock and Series B Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

     The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Act”), and the introductory note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     The information specified by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Act and the introductory note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents set forth below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by Belo Corp. (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superceded.

     (1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “2003 Form 10-K”).

     (2) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

     (3) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

     (4) The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

     (5) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 2003 Form 10-K.

     (6) The description of the Company’s Series A Common Stock contained in the Company’s Form 8-B Registration Statement dated August 10, 1987, as amended by the Company’s Current Report on Form 8-K dated May 4, 1988, including any amendments or reports that have been filed with the Securities and Exchange Commission (the “Commission”) for the purpose of updating such description.

     (7) The description of the Company’s Series B Common Stock contained in the Company’s Form 8-A Registration Statement dated April 19, 1989, including any amendments or reports that have been filed with the Commission for the purpose of updating such description.

     (8) The description of the Preferred Share Purchase Rights contained in the Company’s Form 8-A dated March 19, 1987, as amended by the Company’s Current Report on Form 8-K dated May 4, 1988 and Form 8-A/A dated March 1, 1996, including any amendments or reports that have been filed with the Commission for the purpose of updating such description.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Members of the law firm of Locke Liddell & Sapp LLP, other than attorneys involved in the preparation of this Registration Statement, own or have an indirect interest in Common Stock of the Company the fair market value of which exceeds $50,000.

Item 6. Indemnification of Directors and Officers.

     As permitted by the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended, contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions. The provision does not eliminate a director’s liability for (i) breaches of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director’s fiduciary duty of care.

     The Delaware General Corporation Law permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

     Article XI of the Company’s Amended and Restated Bylaws provides for indemnification of and advancement of expenses to directors, officers, employees, and agents to the fullest extent authorized or permitted by the Delaware General Corporation Law. The Amended and Restated Bylaws also provide specific authorization for the Company to purchase officers’ and directors’ liability insurance.

     The Company has in force an officers’ and directors’ liability insurance policy insuring, up to specified amounts and with specified exceptions, directors and officers and former directors and officers of the Company and its subsidiaries against liabilities. The effect of the policy is to indemnify such persons against losses incurred by them while acting in such capacities.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The list of exhibits required by this item is set forth under the heading INDEX TO EXHIBITS on pages II-7 and II-8 of this Registration Statement.

Item 9. Undertakings.

     (a) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Decherd, Dennis A. Williamson and Guy H. Kerr, each of them or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement now or hereafter filed by or on behalf of Belo Corp. (the “Company”) covering securities issued or issuable under or in connection with the Belo 2004 Executive Compensation Plan (as now or hereafter amended) and to file the same, with all exhibits thereto, and other documents required in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or any one of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of December, 2004.

BELO CORP.
By:	/s/ Russell F. Coleman
Russell F. Coleman
Vice President/General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Robert W. Decherd Robert W. Decherd	Chairman of the Board, President and Chief Executive Officer	December 3, 2004

/s/ Henry P. Becton, Jr. Henry P. Becton, Jr.	Director	December 3, 2004

/s/ Louis E. Caldera Louis E. Caldera	Director	December 3, 2004

/s/ France A. Córdova, Ph.D. France A. Córdova, Ph.D.	Director	December 3, 2004

/s/ Judith L. Craven, M.D., M.P.H. Judith L. Craven, M.D., M.P.H.	Director	December 3, 2004

/s/ Roger A. Enrico Roger A. Enrico	Director	December 3, 2004

/s/ Stephen Hamblett Stephen Hamblett	Director	December 3, 2004

/s/ Dealey D. Herndon Dealey D. Herndon	Director	December 3, 2004

/s/ Laurence E. Hirsch Laurence E. Hirsch	Director	December 3, 2004

/s/ Wayne R. Sanders Wayne R. Sanders	Director	December 3, 2004

/s/ William T. Solomon William T. Solomon	Director	December 3, 2004

/s/ M. Anne Szostak M. Anne Szostak	Director	December 3, 2004

Signature	Title	Date
/s/ Lloyd D. Ward Lloyd D. Ward	Director	December 3, 2004

/s/ J. McDonald Williams J. McDonald Williams	Director	December 3, 2004

/s/ Dennis A. Williamson Dennis A. Williamson	Senior Corporate Vice President/Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 3, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Certificate of Incorporation of the Company (Exhibit 3.1 to the Company’s Annual Report on Form 10-K dated March 15, 2000 (the “1999 Form 10-K”))

4.2	Certificate of Correction to Certificate of Incorporation dated May 13, 1987 (Exhibit 3.2 to the 1999 Form 10-K)

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock of the Company dated April 16, 1987 (Exhibit 3.3 to the 1999 Form 10-K)

4.4	Certificate of Amendment of Certificate of Incorporation of the Company dated May 4, 1988 (Exhibit 3.4 to the 1999 Form 10-K)

4.5	Certificate of Amendment of Certificate of Incorporation of the Company dated May 3, 1995 (Exhibit 3.5 to the 1999 Form 10-K)

4.6	Certificate of Amendment of Certificate of Incorporation of the Company dated May 13, 1998 (Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) (Commission File No. 002-74702)

4.7	Certificate of Ownership and Merger, dated December 20, 2000, but effective as of 11:59 p.m. on December 31, 2000 (Exhibit 99.2 to Belo’s Current Report on Form 8-K filed with the Commission on December 29, 2000)

4.8	Amended Certificate of Designation of Series A Junior Participating Preferred Stock of the Company dated May 4, 1988 (Exhibit 3.7 to the 1999 Form 10-K)

4.9	Certificate of Designation of Series B Common Stock of the Company dated May 4, 1988 (Exhibit 3.8 to the 1999 Form 10-K)

4.10	Amended and Restated Bylaws of the Company, effective December 31, 2000 (Exhibit 3.10 to the Company’s Annual Report on Form 10-K dated March 13, 2001 (the “2000 Form 10-K”))

4.11	Amendment No. 1 to Amended and Restated Bylaws of the Company, effective February 7, 2003 (Exhibit 3.11 to the Company’s Annual Report on Form 10-K dated March 12, 2003)

4.12	Specimen Form of Certificate representing shares of the Company’s Series A Common Stock (Exhibit 4.2 to the 2000 Form 10-K)

4.13	Specimen Form of Certificate representing shares of the Company’s Series B Common Stock (Exhibit 4.3 to the 2000 Form 10-K)

4.14	Amended and Restated Rights Agreement as of February 28, 1996 between the Company and Chemical Mellon Shareholder Services, L.L.C., a New York banking corporation (Exhibit 4.4 to the 1999 Form 10-K)

4.15	Supplement No. 1 to Amended and Restated Rights Agreement between the Company and The First National Bank of Boston dated as of November 11, 1996 (Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996) (Commission File No. 001-08598)

4.16	Supplement No. 2 to Amended and Restated Rights Agreement between the Company and The First National Bank of Boston dated as of June 5, 1998 (Exhibit 4.6 to the 2000 Form 10-K)

4.17	Instruments defining rights of debt securities:

(1) Indenture dated as of June 1, 1997 between the Company and The Chase Manhattan Bank, as Trustee (the “Indenture”)(Exhibit 4.6(1) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (Commission File No. 002-74702)(the “2nd Quarter 1997 Form 10-Q”))

Exhibit
Number	Description
(2) (a) $200 million 7-1/8% Senior Note due 2007 (Exhibit 4.6(3)(a) to the 2nd Quarter 1997 Form 10-Q)

(b) $100 million 7-1/8% Senior Note due 2007 (Exhibit 4.6(3)(b) to the 2nd Quarter 1997 Form 10-Q)

(3) $200 million 7-3/4% Senior Debenture due 2027 (Exhibit 4.6(4) to the 2nd Quarter 1997 Form 10-Q)

(4) Officers’ Certificate dated June 13, 1997 establishing terms of debt securities pursuant to Section 3.1 of the Indenture (Exhibit 4.6(5) to the 2nd Quarter 1997 Form 10-Q)

(5) (a) $200 million 7-1/4% Senior Debenture due 2027 (Exhibit 4.6(6)(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 002-74702) (the “3rd Quarter 1997 Form 10-Q”))

(b) $50 million 7-1/4% Senior Debenture due 2027 (Exhibit 4.6(6)(b) to the 3rd Quarter 1997 Form 10-Q)

(6) Officers’ Certificate dated September 26, 1997 establishing terms of debt securities pursuant to Section 3.1 of the Indenture (Exhibit 4.6(7) to the 3rd Quarter 1997 Form 10-Q)

(7) $350 million 8.00% Senior Note due 2008 (Exhibit 4.6(8) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (the “3rd Quarter 2001 Form 10-Q”))

(8) Officers’ Certificate dated November 1, 2001 establishing terms of debt securities pursuant to Section 3.1 of the Indenture (Exhibit 4.6(9) to the 3rd Quarter 2001 Form 10-Q)

4.18	Belo 2004 Executive Compensation Plan (Exhibit 10.2(6) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

5.1	Opinion of Locke Liddell & Sapp LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Locke Liddell & Sapp LLP (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (set forth on page II-4 hereof)